Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2019
OPERATING RESULTS

•	Full year net income of $1.6 billion; fourth quarter net income of $377 million

•	Full year retail loan and operating lease originations of $47.5 billion; $10.9 billion for the fourth quarter

•	Earning assets of $96.5 billion at December 31, 2019

•	Available liquidity of $24.1 billion at December 31, 2019

FORT WORTH, TEXAS February 5, 2020 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $377 million for the quarter ended December 31, 2019, compared to $318 million for the quarter ended December 31, 2018. Net income was $1.6 billion for both the years ended December 31, 2019 and 2018 .

Retail loan originations were $5.5 billion for the quarter ended December 31, 2019, compared to $8.4 billion for the quarter ended December 31, 2018. Retail loan originations for the year ended December 31, 2019 were $25.1 billion, compared to $26.2 billion for the year ended December 31, 2018. The outstanding balance of retail finance receivables, net of fees was $42.3 billion at December 31, 2019, compared to $40.7 billion at December 31, 2018.

Operating lease originations were $5.4 billion for the quarter ended December 31, 2019, compared to $5.2 billion for the quarter ended December 31, 2018. Operating lease originations for the year ended December 31, 2019 were $22.4 billion, compared to $22.6 billion for the year ended December 31, 2018. Leased vehicles, net was $42.1 billion at December 31, 2019, compared to $43.6 billion at December 31, 2018.

The outstanding balance of commercial finance receivables, net of fees was $12.1 billion at December 31, 2019, compared to $12.7 billion at December 31, 2018.

Retail finance receivables 31-60 days delinquent were 3.2% of the portfolio at December 31, 2019 and 3.3% at December 31, 2018. Accounts more than 60 days delinquent were 1.3% of the portfolio at December 31, 2019 and 1.4% at December 31, 2018.

Annualized net charge-offs were 1.8% of average retail finance receivables for both the quarters ended December 31, 2019 and 2018. For the year ended December 31, 2019, net charge-offs were 1.6%, compared to 1.8% for the year ended December 31, 2018.

The Company had total available liquidity of $24.1 billion at December 31, 2019, consisting of $3.3 billion of cash and cash equivalents, $17.5 billion of borrowing capacity on unpledged eligible assets, $0.3 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment joint ventures that conduct automotive finance operations in China were $40 million for the quarter ended December 31, 2019, compared to $42 million for the quarter ended December 31, 2018. Earnings for the year ended December 31, 2019 were $166 million, compared to $183 million for the year ended December 31, 2018.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the year and quarter ended December 31, 2019. This recording, along with the presentation slides and this release, will be posted to the Company’s website on February 5, 2020 by 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at www.gmfinancial.com.

Forward-Looking Statements

This presentation contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019. Such risks include - but are not limited to - GM's ability to sell new vehicles that we finance in the markets we serve; dealers' effectiveness in marketing our financial products to consumers; the viability of GM-franchised dealers that are commercial loan customers; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards and regulatory or supervisory requirements; the adequacy of our allowance for loan losses on our finance receivables; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at the inception of a lease and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; changes in the determination of LIBOR and other benchmark rates; our ability to secure private customer and employee data or our proprietary information, manage risks related to security breaches and other disruptions to our networks and systems and comply with enterprise data regulations in all key market regions; foreign currency exchange rate fluctuations, public health crises, including the occurrence of a contagious disease or illness, such as the novel coronavirus and other risks applicable to our operations outside of the U.S.; and changes in local, regional, national or international economic, social or political conditions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue
Finance charge income	$1,033	$962	$4,071	$3,629
Leased vehicle income	2,496	2,518	10,032	9,963
Other income	107	119	451	424
Total revenue	3,636	3,599	14,554	14,016
Costs and expenses
Operating expenses	433	406	1,564	1,522
Leased vehicle expenses	1,660	1,769	6,685	6,917
Provision for loan losses	222	198	726	642
Interest expense	863	852	3,641	3,225
Total costs and expenses	3,178	3,225	12,616	12,306
Equity income	40	42	166	183
Income before income taxes	498	416	2,104	1,893
Income tax provision	121	98	537	323
Net income	377	318	1,567	1,570
Less: cumulative dividends on preferred stock	22	22	90	66
Net income attributable to common shareholder	$355	$296	$1,477	$1,504

Consolidated Balance Sheets
(Unaudited, in millions)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$3,311	$4,883
Finance receivables, net	53,473	52,512
Leased vehicles, net	42,055	43,559
Goodwill	1,185	1,186
Equity in net assets of non-consolidated affiliates	1,455	1,355
Related party receivables	678	729
Other assets	7,060	5,696
Total assets	$109,217	$109,920
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$39,959	$42,835
Unsecured debt	48,979	48,153
Deferred income	3,648	3,605
Related party payables	82	63
Other liabilities	3,823	3,605
Total liabilities	96,491	98,261
Total shareholders' equity	12,726	11,659
Total liabilities and shareholders' equity	$109,217	$109,920

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended December 31,		Years Ended December 31,
Originations	2019	2018	2019	2018
Retail finance receivables originations	$5,468	$8,384	$25,150	$26,181
Lease originations	$5,402	$5,248	$22,366	$22,593

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2019	2018	2019	2018
Average retail finance receivables	$42,112	$39,244	$42,112	$36,167
Average commercial finance receivables	12,184	11,761	12,429	10,689
Average finance receivables	54,296	51,005	54,541	46,856
Average leased vehicles, net	42,346	43,873	42,881	43,710
Average earning assets	$96,642	$94,878	$97,422	$90,566

Ending Earning Assets	December 31, 2019	December 31, 2018
Retail finance receivables, net of fees	$42,268	$40,702
Commercial finance receivables, net of fees	12,149	12,721
Leased vehicles, net	42,055	43,559
Ending earning assets	$96,472	$96,982

Finance Receivables	December 31, 2019	December 31, 2018
Retail
Retail finance receivables, net of fees	$42,268	$40,702
Less: allowance for loan losses	(866)	(844)
Total retail finance receivables, net	41,402	39,858
Commercial
Commercial finance receivables, net of fees	12,149	12,721
Less: allowance for loan losses	(78)	(67)
Total commercial finance receivables, net	12,071	12,654
Total finance receivables, net	$53,473	$52,512

Allowance for Loan Losses	December 31, 2019	December 31, 2018
Allowance for loan losses as a percentage of retail finance receivables, net of fees	2.0%	2.1%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.6%	0.5%

Delinquencies	December 31, 2019	December 31, 2018
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	3.2%	3.3%
Greater than 60 days	1.3	1.4
Total	4.5%	4.7%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2019	2018	2019	2018
Charge-offs	$332	$318	$1,218	$1,196
Less: recoveries	(138)	(138)	(548)	(536)
Net charge-offs	$194	$180	$670	$660
Net charge-offs as an annualized percentage of average retail finance receivables	1.8%	1.8%	1.6%	1.8%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2019	2018	2019	2018
Operating expenses as an annualized percentage of average earning assets	1.8%	1.7%	1.6%	1.7%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com